Exhibit 10.27

MBO Guide

Management By Objectives – Bonus Program Guide

     1. What is MBO?
Management by objectives (MBO) is a systematic and organised approach that allows individuals and managers to focus on achievable goals and to attain the best possible results from available resources. MBO managers focus on the result, not the activity. They delegate tasks by establishing agreement about goals with their subordinates and not by dictating a detailed implementation plan. MBO is about setting objectives and then breaking these down into more specific goals or key results. It also provides a framework for setting clear expectations between Managers and their peers.

The principle behind MBO is to make sure that everybody within the organisation has a clear understanding of the aims, or objectives, of that organisation, as well as awareness of their own roles and responsibilities in achieving those aims. The complete MBO system is to get managers and empowered employees acting to implement and achieve their plans, which automatically achieve those of the organisation.

In an MBO bonus program, reward is therefore directly linked to the contribution an employee makes towards achievement of the company’s goals and objectives.

•	MBO programs continually emphasise what should be done in an organisation to achieve organisational goals

•	MBO process secures employee commitment to attaining organisational goals

•	MBO bonus motivates and rewards results and behaviour that are aligned with financial and strategic objectives.

     1.1. Setting Objectives
In MBO systems, objectives are written down for each level of the organisation, and individuals are given specific aims and targets. “The principle behind this is to ensure that people know what the organisation is trying to achieve, what their part of the organisation must do to meet those aims, and how, as individuals, they are expected to help.

An MBO system should provide focus. So objectives should be precise and few.

For MBO to be effective, individual managers must understand the specific objectives of their job and how those objectives fit in with the overall company objectives set by the board of directors.

The managers of the various units or sub-units, or sections of an organisation should know not only the objectives of their unit but should also actively participate in setting these objectives and make responsibility for them.

The review mechanism enables leaders to measure the performance of their managers.

     1.2. Individual Responsibility
MBO creates a link between top management’s strategic thinking and the implementation of that strategy lower down in the organisation. Responsibility for objectives is passed from the organisation to its individual members. It is especially important for knowledge-based organisations where all members have to be able to control their own work by feeding back from their results to their objectives.

MBO Guide

2. SCM MBO Bonus Plan Procedure

2.1. Process Summary

•	Eligible employees are assigned a special set of objectives that they try to reach during a quarter. These objectives are mutually set and agreed upon by individuals and their managers.

•	Evaluations are conducted quarterly to determine how close individuals were to attaining their objectives.

•	Rewards are given to individuals on the basis of how close they come to reaching their goals and on overall company financial performance in the quarter.

     2.2. Eligibility
Eligibility to participate in the MBO bonus program depends on the level of the position and the area of responsibility. The relevant employee should be in a role where he/she works with some degree of independence to contribute directly and measurably with his/her performance towards the achievement of corporate objectives. This is assumed for most positions with people responsibility. For all other positions, the decision will be taken by the responsible manager together with Human Resources.

     2.3. Bonus Amount and Payment Schedule
Each participant has a defined target bonus which is expressed as a percentage of annual base salary. This percentage amount may vary between locations or groups and is defined in the individual employee’s terms of employment. This is the maximum amount of bonus that can be earned within a year. Bonus payments will be calculated based upon the following weighting:

- 50% based upon achievement of individual objectives
- 50% based upon achievement of Corporate objectives.

The bonus is paid quarterly (gross) and the amount is dependent on how closely the company and individual objectives for the quarter are met. The bonus for the quarter will be paid with the normal payroll in the 2nd month following the quarter end.

MBO Guide

     2.4. Individual Bonus Objectives
Bonus objectives are set at the beginning of each quarter. The company starts the process by determining and publishing a summary of non-financial company objectives for the quarter and participants prepare their individual objectives in response to these.

The manager will review, discuss, weight and agree the individual objectives together with the participant and document them using the MBO review form by the 15th of the quarter’s first month.

There must be a minimum of three individual objectives and a maximum of six. They must be directly relevant to the corporate objectives, incremental to the normal tasks of the role, objectively measurable and specific. The SCM Guide to Performance Expectation Setting provides more information on setting objectives and expectations generally.

Objectives should not normally be adjusted or changed during the quarter. However, if business priorities change MBO objectives may be revised to reflect new priorities. Any such changes must be approved by the Manager and documented in the MBO form.

Objectives for the previous quarter are also evaluated and rated at the beginning of each new quarter. The participant first reviews and rates his/her own objectives and then discusses them with the manager. The manager reviews and approves the overall rating using the MBO review form.

MBO review forms for quarterly achievement are submitted by the approving manager to Human Resources/Payroll by the 15th of the first month of each next quarter.

MBO review forms submitted after this deadline will not be eligible for the quarterly bonus payout.

     2.5. Company Objectives
The Corporate bonus will be determined by Corporate Management and will be generally based on the achievement of the revenue and gross profit amounts in the most recent updated corporate financial MBO’s published at or prior to the beginning of the quarter according to the following guidelines.

In order for any bonus to be earned on the corporate objectives, at least 80% of both forecast revenues and gross profit must be achieved. If achievement of either or both of these targets is below 80% — no bonus will be payable on Corporate objectives. At a level of 80% achievement 64% of the Corporate objective bonus will be paid. At levels between 80% and 100% achievement the bonus will be pro-rated between 64% and a maximum of 100%. Levels above 100% will be counted as 100% achievement for the purposes of the calculation.

Following are some examples of Corporate objective bonus calculations:

	% Revenue	% Bonus
% GPM Target	Target	Earned

<80%	<80%	0%

100%	<80%	0%

80%	80%	64%

90%	90%	81%

90%	100%	90%

100%	95%	95%

100%	100%	100%

>100%	>100%	100%

Corporate Management will determine the final percentage to be paid and in exceptional cases may adjust this at its discretion above or below the calculated amount.

The quarterly Corporate MBO percentage will be communicated by the end of the 1st month of each quarter. For regulatory disclosure reasons the gross profit and revenue targets and achievements will be available only to Senior Management until official quarterly results have been published. At that time a summary of overall MBO achievement for the previous quarter will be made available to all participants.

MBO Guide

     2.6. Individual Employee Bonus Calculation Example
MBO Participant is paid a base quarterly salary of 10,000 with an MBO percentage of 16.67%. Individual objectives have been met to 90% of target. The Corporate bonus percentage is set at 100%. The bonus for the quarter is calculated as follows:

Base Salary	10.000
MBO%	16,67%
Target Total Bonus	1.667
Individual 50%	834
Corporate 50%	834

Achievement
Individual	90%
Corporate	100%

Bonus
Individual	750
Corporate	834
Total Payment	1.584

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